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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2016

NuLife Sciences, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-193220	46-3876675
(State of Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

1031 Calle Recodo, Suite B San Clemente, CA		92763
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 973-0684

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

On December 30, 2016, the Company announced the completion of that certain Asset Purchase Agreement to acquire all of the assets (the “Asset Purchase”) of GandTex, LLC, a Texas limited liability company (“GandTex”) as previously disclosed on Form 8-K on October 3, 2016. GandTex, owned by a single individual Managing Member and his wife, is the owner of proprietary patents and a related License based upon one of such patents, developed over a 15 year period by the Managing Member in his individual capacity, resulting in the development of a series of procedures and medical techniques focused on advancing human organ transplant technology which would eliminate the need for an organ or tissue match, and the necessity for anti-rejection drugs (collectively, the “Assets”). Pursuant to the terms of the Asset Purchase, and upon achieving certain pro-forma goals, the Company agreed to provide additional funding for the newly developed procedure, using the patents and License, to conduct tests of the new procedure on animal (“Animal Trials”) in the aggregate amount of $300,000. In exchange for the Assets, the Company issued to GandTex 10,000,000 shares of its Series B Convertible Preferred Stock. The Asset Purchase was approved by a majority of the Company’s disinterested directors. A copy of the Asset Purchase is included as an Exhibit hereto.

Item 3.02 Unregistered Sales of Equity Securities.

As described in Item 1.01 above, pursuant to the terms of the completed Asset Purchase, the Board issued 10,000,000 shares of Series B Preferred Stock of the Company to GandTex. GandTex is directed, managed and controlled by a single sophisticated individual Managing Member and has one single accredited Member.

In respect of the aforementioned securities issuance of the Company, the security holder is an “accredited investor” as such term is defined by rules promulgated by the Securities and Exchange Commission (“SEC”). No solicitation was made and no underwriting discounts were given or paid in connection with these transactions. The Company believes that the issuance of the securities pursuant to the Asset Purchase was exempt from registration with the SEC pursuant to Section 4(2) of the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Asset Purchase Agreement between NuLife Sciences, Inc. and GandTex, LLC;

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NuLife Sciences, Inc.

Date: January 6, 2017
By: /s/ Fred Luke
Fred Luke, President